                           COATING SERVICES AGREEMENT

         THIS AGREEMENT, entered into as of the ___ day of April, 2001, by and between Hydromer, Inc., having its principal place of business at 35 Industrial Parkway, Branchburg, New Jersey 08876 (hereinafter referred to as "Supplier"), and Tyco Healthcare Group LP, a Delaware limited partnership having a place of business at 15 Hampshire Street, Mansfield, Massachusetts 02048 (hereinafter referred to as "Purchaser").

         WHEREAS, Supplier manufactures certain proprietary primer and coating solutions;

         WHEREAS, Purchaser manufacturers, markets and sells certain silicone Foley catheters;

         WHEREAS, Supplier and Purchaser are parties to a License Agreement, dated as of November 30, 1983 (as amended, the "Coating License Agreement"), pursuant to which Supplier has licensed to Purchaser the right to make, use and sell certain products coated with Supplier's proprietary hydrophilic coating, including Purchaser's silicone Foley catheters;

         WHEREAS, Supplier and Purchaser are parties to a Know-How License Agreement, dated as of April ___, 2001 (the "Primer License Agreement"), pursuant to which Supplier has licensed to Purchaser the right to use certain know-how of Supplier related to its proprietary primer in connection with certain of Purchaser's products, including its silicone Foley catheters;

         WHEREAS, Purchaser desires to have Supplier perform certain services related to the application of Supplier's proprietary primer and coating to Purchaser's silicone Foley catheters, and Supplier desires to perform such services, in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties mutually agree as follows:

1.       DEFINITION OF TERMS

         1.1 "Coatings" shall mean (i) Supplier's proprietary hydrophilic coating solution (the "Hydrophilic Coating"), and (ii) Supplier's proprietary primer solution used to allow the Hydrophilic Coating to be attached to silicone polymer surfaces (the "Primer"), in each case manufactured in accordance with the relevant Coating Specifications with the addition of Purchaser's silver compound.

         1.2 "Coating Specifications" shall mean (i) with respect to the Hydrophilic Coating, the manufacturing and quality assurance specifications attached hereto as EXHIBIT A, and (ii) with respect to the Primer, the Supplier's manufacturing and quality assurance specifications therefor, as set forth ______________________

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         1.3 "Products" shall mean silicone Foley catheters manufactured or distributed by Purchaser used for urinary drainage.

         1.4 "Services" shall mean Supplier's addition of Purchaser's proprietary anti-microbial compound into the Coatings, the application of such Coatings onto the Products, and the packaging of such coated Products, all in accordance with the Service Specifications.

         1.5 "Service Specifications" shall mean the processing, quality assurance and packaging specifications for the Services, as mutually agreed upon by the parties pursuant to Section 3.2 below.

         1.6 "Term" shall mean the duration of this Agreement as set forth in
Section 2 below.

2.       TERM OF AGREEMENT

         2.1 Unless earlier terminated pursuant to the terms herein, the initial term of this Agreement shall commence upon the date hereof and shall continue in effect for a period of two (2) years from such date. Upon the expiration of the initial term, this Agreement shall automatically renew from year-to-year for additional terms of one year each, unless and until terminated by either party at the expiration of the initial term or any renewal term by giving notice of such termination to the other party in writing at least nine (9) months prior to the expiration of the then current term.

3.       SALE AND PURCHASE OF THE SERVICES

         3.1 Supplier agrees to provide the Services to Purchaser, and Purchaser agrees to purchase all priming and coating Services from Supplier for the Products, during the Term in accordance with the provisions herein.

         3.2 Attached hereto as EXHIBIT B is an outline of the processing, packaging and quality assurance criteria which will constitute the Service Specifications. The parties acknowledge that the specific values and parameters of the Service Specifications cannot be finalized until completion of the Validation (as defined in the Primer License Agreement). Upon completion of the Validation, Supplier and Purchaser shall negotiate in good faith to promptly finalize the Service Specifications. If Supplier and Purchaser are unable to agree upon the final Service Specifications within four (4) weeks after completion of the Validation, this Agreement shall automatically terminate and be of no further force and effect. If during the course of the Validation Purchaser requires that the Service Specifications be modified to require Supplier to perform additional quality inspections than currently set forth in EXHIBIT B, Supplier and Purchaser shall negotiate an appropriate increase to the price of Services hereunder to compensate Supplier for its cost of such additional quality inspections. If Supplier and Purchaser are unable to agree upon the final revised pricing, if any, within four (4) weeks after completion of the Validation, this Agreement shall automatically terminate and be of no further force and effect.

         3.3 Once the final Service Specifications are determined in accordance with Section 3.2, product or process changes which would cause the Coatings to deviate from the Coating

                                     2
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Specifications (including, without limitation, any change in any raw materials used to manufacture the Coatings or the source of such raw materials) or the Services to deviate from the Service Specifications shall not be made without the prior written agreement of both parties. If either party desires a modification to the Coating Specifications or the Service Specifications, such party shall give written notice of such proposed modification to the other party at least ninety (90) days prior to the desired effective date of such modification. The parties shall negotiate any such requested modification in good faith, including any adjustments to prices hereunder to reflect any increased or decreased costs of manufacturing the Coatings or performing the Services as a result of such modification. If the parties are unable to agree upon such requested modification and related amendments to this Agreement within such ninety (90) day period, this Agreement (and the Coating Specifications and Service Specifications) shall continue in effect without change.

         3.4 On a semi-annual basis, Purchaser shall deliver to Supplier a non-binding forecast of Purchaser's anticipated requirements of Services hereunder for the following six (6) month period.

         3.5 Purchaser shall submit its orders for the Services on non-cancelable purchase order forms ("Purchase Orders") specifying (i) the number of units, and relevant French sizes, of the Products to be coated, (ii) the destination to which the coated Products are to be shipped, and (iii) the designated shipping dates. Supplier shall ship the coated Products on the dates specified in each Purchase Order, provided that Purchaser has submitted such Purchase Order, and delivered all components that Purchaser is required to supply pursuant to Section 7 below to fill such order, at least six (6) weeks prior to the designated shipping date, and provided, further, that the quantity of Products designated for shipment within a single month does not exceed _______ units.

         3.6 The terms printed on any invoice or confirmation submitted by Supplier to Purchaser, or any Purchase Order, shall be of no force and effect. The terms of all purchases of Products hereunder shall be governed solely by the terms of this Agreement.

4.       PRICE AND PAYMENT/SHIPMENT TERMS

         4.1 The price of Services hereunder shall be determined based upon the aggregate volume of units of Products per shipment designated by each Purchase Order submitted by Purchaser pursuant to Section 3.5 above. For each shipment of Products hereunder, the price of Services per unit of Product shall equal the amount set forth opposite the applicable aggregate volume of Products in such designated shipment, as set forth in a Purchase Order, provided they do not exceed the monthly maximum of __________ units:

---------------------------------------- ---------------------------------------

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                                       3
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         4.2 If the volume of a single French size of Product for a shipment designated in a Purchase Order is less than 1,000 units, Purchaser shall pay Supplier an additional charge of ______ for such order, in addition to the price set forth in Section 4.1 above.

         4.3 The prices set forth in Section 4.1 shall be firm for the first Contract Year. Supplier shall have the right to increase prices hereunder, effective as of the first day of the second Contract Year and each subsequent Contract Year, by the greater of (i) three percent (3%), or (ii) the actual amount of any increase in Supplier's aggregate cost of raw materials ("Raw Materials") used to manufacture the Coatings (on a per-unit of Product basis) since the commencement of the preceding Contract Year; PROVIDED, HOWEVER, that in no event may any such price increase exceed five percent (5%). Supplier shall give written notice of any such price increase to Purchaser at least ninety (90) days prior to the effective date of such price increase. If Supplier seeks to increase prices by more than three percent (3%) in any Contract Year, Supplier shall provide written evidence of Supplier's increased costs, including invoices and such other evidence as may be reasonably requested by Purchaser. Purchaser shall have the right, on reasonable prior notice, to audit the relevant books and records of Supplier to confirm any reported cost increases.

         4.4 Unless otherwise agreed by the parties in writing, payment shall be made by Purchaser separately for each purchase order issued to Supplier. Purchaser shall pay all invoice amounts within forty-five (45) days of the date of invoice in U.S. dollars.

         4.5 The Products coated by Supplier pursuant to this Agreement shall be shipped F.O.B. Supplier's facility in Branchburg, New Jersey to the destination designated by the Purchaser in an order.

5.       INSURANCE

         Throughout the Term of this Agreement and for a period of at least three (3) years thereafter, Supplier and Purchaser shall each carry Commercial General Liability Insurance in a minimum amount of $5,000,000 Combined Single Limit, Bodily Injury and Property Damage, naming the other party as an additional insured. Insurance to be maintained by each party pursuant to the provisions of this Section 5 shall provide for written notice to the other party at least fifteen (15) days in advance of any termination or cancellation of such insurance. Upon the request of either party from time to time during the Term, the other party shall provide a certificate evidencing such insurance coverage.

6.       DUTIES OF SUPPLIER

         (a) Supplier shall manufacture the Coatings in accordance with the Coating Specifications, perform the Services in accordance with the Service Specifications, and maintain reasonable production levels to supply 100% of Purchaser's requirements for the Services, provided, that in no event shall Supplier be required to perform Services for more than 21,000 units of Product in any month, equivalent to an annual volume of ________ units of Product in any Contract Year. Notwithstanding the foregoing, in the event that Purchaser requires Services for more than ________ units of Product in any month or the equivalent to ________ units of Product in any Contract Year, (i) Supplier shall perform such Services for up to an additional _______ units of Product in any month, provided that Purchaser agrees to reimburse Supplier for its reasonable incremental labor and variable overhead costs to perform such additional Services, and (ii) Supplier may, in its reasonable discretion, perform such Services for more than an additional 2,100 units of Product in any month, provided that Purchaser agrees to reimburse Supplier for all reasonable incremental costs (including capital, fixed overhead and environmental compliance costs) to perform such additional Services. If Purchaser requests that Supplier perform Services for more than __________units of Product in any month or _______ units of Product in any Contract Year, Supplier shall provide Purchaser with a written breakdown of any incremental costs, and such supporting evidence thereof as may be reasonably requested by Purchaser, within ten (10) business days of such request.

         (b) Supplier shall allow Purchaser to inspect Supplier's facilities during normal business hours and upon ten days' written notice to determine Supplier's adherence to the terms of this Agreement.

         (c) Each party shall notify the other party promptly in writing should either party become aware of any defect or condition which may render any of the Coatings or Services in violation of any applicable laws or regulations.

         (d) Supplier shall include with each shipment of coated Products released to Purchaser a written certification that such Products have been coated and packaged in conformance with the Service Specifications.

         (e) Supplier shall keep space available for storage of the Products and other components that Purchaser is required to provide pursuant to Section 7 below in an amount sufficient to provide Services for _______ units of Product, provided it is no more than _ pallets of a standard size (40"w x 48"l x 48" h).

7.       COMPONENTS SUPPLIED BY PURCHASER

         7.1 Purchaser shall be responsible for providing to Supplier, at Purchaser's sole cost and expense, all Products and other components listed in the Service Specifications as being provided by Purchaser (the "Purchaser Components"). Purchaser shall be responsible for ensuring that the silicone Foley catheters included in the Purchaser Components arrive at Supplier's facility pre-cleaned and ready for coating. Supplier shall store the Purchaser Components in a separate designated area, which shall be kept clean and dry.

         7.2 Purchaser shall at all times retain title to all Purchaser Components, and Supplier shall have no ownership or security interest of any kind in such Purchaser Components. Supplier shall, at its expense, protect and defend Purchaser's title to the Purchaser Components against all person claiming against or through Supplier, keeping the Purchaser Components free from any legal process or encumbrance attributable to Supplier whatsoever, and shall give Purchaser immediate written notice of any such legal process or encumbrance and shall indemnify Purchaser from any loss caused thereby.

         7.3 Purchaser shall assume all risk of loss of all Purchaser Components arising from fire or other casualty, except to the extent such fire or casualty is due to the negligence or willful misconduct of Supplier or its employees. Supplier shall reimburse Purchaser for its cost of any Purchaser Components that are lost, stolen, damaged or destroyed as a result of the negligence or willful misconduct of Supplier or its employees.

         7.4 Purchaser agrees that after completion of the Validation (as defined in the Primer License Agreement), it will not make any change to the silver compound or silicone Foley catheters included in the Purchaser Components, or the manufacturing processes of such Purchaser Components, without giving Supplier at least ninety (90) days prior notice of any such change. To the extent that any such change requires a modification of the Service Specifications, the parties shall negotiate any such modification and related amendments to this Agreement in good faith, including any adjustments to prices hereunder to reflect any increased or decreased costs of performing the Services as a result of such modification. If Supplier and Purchaser are unable to agree upon the revised Service Specifications and pricing within ninety (90) days after notification, this Agreement shall automatically terminate and be of no further force and effect.

8.       INTELLECTUAL PROPERTY

         8.1 Purchaser and Supplier shall each hold in confidence Proprietary Information supplied to it by the other party (or observed) and shall not divulge the same to any other person or entity without the prior permission of the other party, except as reasonably required for purposes of normal customer sales and service or as may be required by law. The confidentiality obligations in this Section 8.1 shall not apply to Proprietary Information which (i) becomes public other than through the receiving party, (ii) is already known to the receiving party as evidenced by its written records, (iii) becomes known by the receiving party in the future from another source which is under no obligation of confidentiality to the disclosing party, or (iv) is subsequently developed by the receiving party in a manner which it can establish was independent of the disclosure hereunder. The obligations of Supplier and Purchaser pursuant to the provisions of this Section 8.1 shall survive termination of this Agreement for a period of five (5) years. For purposes of this Agreement, "Proprietary Information" shall mean all data, forecasts and other information revealed to either party by the other in writing and marked confidential or information revealed orally or visually and the substance of which is reduced to written form, marked confidential and transmitted to the other party within thirty (30) days of the oral or visual disclosure.

         8.2 No press release, advertising, promotional statements (either oral or written) in connection with the existence, substance or details of this Agreement or the contractual arrangements relating to the subject matter of this Agreement, shall be made by either party unless required by applicable law without the prior written approval of the other party, which approval shall not be unreasonably withheld.

         8.3 Supplier hereby grants Purchaser a non-exclusive, royalty-free license to use the tradename "Hydromer" and any related trademarks (the "Licensed Marks"), provided that they are used solely in connection with the marketing and sale of Products that are coated by Supplier pursuant to this Agreement. Such license shall continue during the Term and for such period thereafter as Purchaser may have in its inventory any Products coated by Supplier hereunder. Supplier shall indemnify and hold harmless Purchaser from and against any damage or expense, including reasonable attorney's fees and disbursements, arising out of any third party claim that Purchaser's use of the Licensed Marks in accordance with this Section 8.3 infringes upon any trademarks, trade names, copyright or other intellectual property right of such third party; provided, that Purchaser shall have notified Supplier promptly of such claim and shall assist and cooperate with Supplier in the defense of such claim. This indemnification obligation shall survive the expiration or termination of this Agreement.

9.       WARRANTIES

         9.1      Supplier warrants that the Coatings shall:

         (a)      conform to the Coating Specifications;

         (b)      be free from defects in material and workmanship; and

         (c)      be manufactured in compliance with all applicable laws.

         9.2      Supplier warrants that the Services shall:

         (a)      conform to the Service Specifications;

         (b)      be performed in a good and workmanlike manner; and

         (c)      be performed in compliance with all applicable laws

         9.3 No representation or other affirmation of fact not set forth herein, including but not limited to statements regarding capacity, suitability for use, or performance of the Coatings or Services, shall be or be deemed to be a warranty by Supplier for any purpose, nor give rise to any liability or obligation of Supplier whatsoever. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, IN RESPECT OF THE COATINGS OR SERVICES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         9.4 Written notice and an explanation of the circumstances of any claim of any breach of the warranties set forth in Section 9.1 or 9.2 shall be given promptly by Purchaser to Supplier. In the event of such a breach, Supplier shall promptly re-perform the defective Services or, at Supplier's discretion, refund to Purchaser that portion of the purchase price allocable to such defective Services. In the event that any Products shipped to Purchaser hereunder fail to conform to the warranties set forth in Section 9.1 or 9.2, Supplier shall also reimburse Purchaser for ninety-five percent (95%) of Purchaser's standard cost of the silicone Foley catheters and packaging sleeves that are rendered unusable as a result of such breach, provided that Purchaser shall have complied with its obligations under Sections 7.1 and 7.4 with respect to the Purchaser Components for such shipment. In the event that Supplier and Purchaser are unable to agree as to whether a breach of warranty has occurred, the parties shall submit the matter to an independent laboratory mutually acceptable to the parties. The conclusions of such independent laboratory shall be conclusive and binding on the parties. Supplier and Purchaser shall each bear one-half (1/2) of the costs of any such independent laboratory testing.

         9.5 In no event shall either party be liable to the other party for loss of profits or incidental, indirect, special, consequential or other similar damages arising out of any breach of this Agreement or obligations hereunder; provided, however, that the indemnification obligations of each party under
Section 10 shall not be limited by this Section 9.5.

10.      INDEMNIFICATION

         Purchaser shall defend, indemnify and hold harmless Supplier from and against any damage or expense, including reasonable attorney's fees and disbursements ("Losses"), arising out of any third party claim for death, injury or damage to property resulting from the use of any Products manufactured and/or sold by Purchaser which are coated by Supplier pursuant to this Agreement, unless such claim is a result of Supplier's breach of any warranty under Section
9.1 or 9.2 above. Supplier shall defend, indemnify and hold harmless Purchaser from and against any Losses arising out of any third party claim for death, injury or damage to property resulting from Supplier's breach of any warranty under Section 9.1 or 9.2 above. These indemnification obligations shall survive the expiration or termination of this Agreement.

11.      TERMINATION

         11.1     Either party may terminate this Agreement as follows:

                  (a) if the other party commits a material breach of any of the provisions of this Agreement, the Coating License Agreement or the Primer License Agreement and does not cure such breach within sixty
         (60) days after receipt of written notice thereof, or such additional time, not to exceed an additional thirty (30) days, as may be reasonably necessary to cure such breach, provided that throughout such period the breaching party is using its best efforts and proceeding with due diligence to cure such breach;

                  (b) immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.

         11.2 This Agreement shall automatically terminate and be of no further force or effect upon the expiration or termination of the Primer License Agreement.

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         11.3 Following the expiration or termination of this Agreement, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (a) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (b) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination.

         11.4 In the event that Purchaser terminates this Agreement pursuant to
Section 11.1, Supplier shall provide to Purchaser, at no charge, copies of all specifications, schematics and technical files related to all equipment, machinery and tooling used by Supplier to perform the Services.

12.      MISCELLANEOUS

         12.1 ASSIGNMENT. Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part, or any of its obligations hereunder, to a third party without the prior written consent of the other party; PROVIDED, HOWEVER, that no such consent shall be required in connection with the assignment of this Agreement to an affiliate of the assigning party or to the purchaser of all or substantially all of the assets of the assigning party to which this Agreement pertains. In the event that Supplier sells all or substantially all of its assets that pertain to its performance of this Agreement, Supplier shall require that the purchaser of such assets assume all obligations of Supplier hereunder.

         12.2 FORCE MAJEURE. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving prior written notice to the other party, be excused from such performance to the extent of such prevention, restriction or interference; provided, that the party so affected shall use commercially reasonable efforts to avoid and remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

         12.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement, the Coating License Agreement and the Primer License Agreement constitutes the entire agreement between the parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner except by instruments signed by duly authorized representatives of each of the parties hereto. If any provision of this Agreement or the application thereof to any party or circumstance shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the parties shall use commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by applicable law, achieves the purposes intended under the invalid or unenforceable provision.

         12.4 APPLICABLE LAW; JURISDICTION. This Agreement, and any claim or controversy relating hereto, shall be governed by and interpreted exclusively in accordance with the laws of the State of New Jersey.

         12.5 WAIVERS. No claim or right arising out of or relating to a breach of any provision of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. Any failure by any party hereto to enforce at any time any provision under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every provision of this Agreement.

         12.6 INDEPENDENT CONTRACTORS. Nothing contained in this Agreement shall be construed to constitute Purchaser as a partner, employee or agent of Supplier, nor shall Purchaser hold itself out as such. Purchaser has no right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name or on behalf of Supplier, it being intended by Purchaser and Supplier that each shall remain an independent contractor responsible for its own actions. Except as otherwise provided herein, each party shall be responsible for its own expenses incidental to the performance of its obligations hereunder.

         12.7 NOTICES. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time in accordance with this
Section 12.7, by registered or certified air mail, postage prepaid, or by overnight courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or overnight courier service in accordance with this
Section 12.7.

         If to Supplier:      Hydromer, Inc.
                              35 Industrial Parkway
                              Branchburg, NJ 08876
                              Attn: President

         With a copy to:      Hydromer, Inc.
                              35 Industrial Parkway
                              Branchburg, NJ 08876
                              Attn:  General Counsel

         If to Purchaser:     Tyco Healthcare Group LP
                              15 Hampshire Street
                              Mansfield, MA 02048
                              Attn: Director of Research and Development

         With a copy to:      Tyco Healthcare Group LP
                              15 Hampshire Street
                              Mansfield, MA  02048
                              Attn:  General Counsel

         12.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

                                     HYDROMER, INC.


                                     By:
                                        -------------------------------
                                           Its:


                                     TYCO HEALTHCARE GROUP LP


                                     By:
                                        -------------------------------
                                            Its:

                                    EXHIBIT A

                       HYDROPHILIC COATING SPECIFICATIONS








                                    EXHIBIT B

                             SERVICE SPECIFICATIONS